 Exhibit 4.54

[Note: Translation from the original agreement written in Chinese]

 Execution Copy

Eighth Amended and Restated Business Operations Agreement

This Eighth Amended and Restated Business Operations Agreement (the “Agreement”) is entered into on September 7, 2015 (the “Effective Date”) among the following parties:

Party A:     eLong Net Information Technology (Beijing) Co., Ltd.

Address: 10 Jiuxianqiao Street, Chaoyang District Beijing

Legal Representative: Guangfu Cui

Party B:     Beijing eLong Information Technology Co. Ltd.

Address: Second Floor, Xingke Plaza-C, 10 Jiuxianqiao Street, Chaoyang District Beijing

Legal Representative: Hao Jiang

Party C:     Hao Jiang

Residence: Room 601, Building No. 63, No. 316, Gumeixi Road, Minhang District, Shanghai

ID No.:

Party D:     Rong Zhou

Residence: Room 101, Building No. 41, No. 300, Xiaxi Road, Changning District, Shanghai

ID No.:

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise legally registered and existing in the People’s Republic of China (the “PRC”);

(2)	Party B is a limited liability company registered under the law of the PRC and licensed by the Beijing telecommunications authority to engage in Internet service business;

(3)	Party A and Party B have established a business relationship by entering into the Technical Services Agreement (the “Services Agreement”) on February 1, 2001 in Beijing, which was later amended and restated on August 22, 2003, July 20, 2004, July 6, 2011 and December 26, 2012;

(4)	Pursuant to the Services Agreement between Party A and Party B, Party B shall pay a service fee to Party A in consideration of technical services provide by Party A, and Party B’s business operations substantially affect Party B’s payment capability;

(5)	Party C and Party D collectively hold 100% equity interest in Party B;

(6)	Party A, Party B, Guangfu Cui and Haochuan Ding entered into the Seventh Amended and Restated Business Operations Agreement on November 10, 2014.

(7)	Pursuant to the Equity Interest Transfer Agreement entered into by Guangfu Cui, Haochuan Ding, Party C and Party D on September 7, 2015; pursuant to Succession Agreement entered into by Party A, Party B, Party C, Party D, Guangfu Cui and Haochuan Ding on September 7, 2015, the 100% interest in Beijing eLong formerly and collectively held by Guangfu Cui and Haochuan Ding, and all rights and obligations pertaining thereto, have been transferred to Party C and Party D.

(8)	In order to reflect Party C and Party D’s succession to former business operation agreement, Party A, Party B, Party C and Party D now enter into this agreement to amend and restate the former business operation agreement.

Each party shall be referred to as a “Party” and collectively the “Parties”.

NOW THEREFORE, Party A, Party B, Party C and Party D through mutual negotiations hereby agree as follows:

1.	In order to ensure the normal operation of Party B’s business, Party A agrees, subject to Party B’s satisfaction of the provisions herein, to act as the guarantor for Party B in contracts, agreements or transactions with any third party related to Party B’s business, and to provide a guarantee for Party B in performing such contracts, agreements or transactions. As a cross-guarantee, Party B agrees to pledge or mortgage the receivables of its business operations and all assets of the company to Party A. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party B, shall respectively enter into written guarantee contracts with Party B’s counter parties to assume the guarantee liability.

2.	Party C and Party D agree that, simultaneous with the execution of this Agreement, each will execute an irrevocable Power of Attorney in favor of eLong, Inc. (the Cayman Islands parent company) or other entity or person designated by eLong, Inc. (including successors thereto), according to the law and articles of association of Party B, to authorize eLong, Inc. to act as the holder of all rights and privileges of Party B’s shareholding, including but not limited to: convening shareholders’ meeting, accepting any notices or materials for shareholders’ meetings, attending shareholders’ meeting and voting as the holder of the shareholding interest (including but not limited to acting as the authorized representative of Party B at the shareholders’ meeting to appoint Directors, the General Manager, Finance Controller and other senior management, determining dividends, etc.), selling or transferring the shareholding.

3.	In consideration of the requirements of Article 1 herein, in order to ensure the performance of the various agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation without the prior written consent of Party A, including without limitation the following:

3.1	Borrowing money from any third party or assuming any debt (including contingent liability) from any third party;

3.2	Selling to any third party or acquiring from any third party any assets or rights, including without limitation, any intellectual property rights;

3.3	Providing any security interest, financial obligation or priority right for any third party with respect to the company’s assets or intellectual property rights;

3.4	Changing or dismissing any member of the company’s Board of Directors or replacing any member of the company’s senior management;

3.5	Amending any significant internal bylaws of the company;

3.6	Amending the articles of association, or altering the business scope, of the company;

3.7	Significantly changing the company’s business model, marketing strategy, management or customer relations;

3.8	Issuing any form of dividend or profit distribution;

3.9	Assigning to any third party, agreements entered into with respect to all or a part of the company’s business.

4.	Appointment of Company Employees

4.1	In order to ensure the performance of the various agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree to accept the provision of the corporate policies and guidance by Party A in respect of appointment and dismissal of company employees, the company’s daily operations and the company’s financial administrative system.

4.2	Party B together with its shareholders Party C and Party D hereby jointly agree that Party B, Party C and Party D shall only appoint the personnel recommended by Party A’s parent company (eLong, Inc. of the Cayman Islands) as the directors of Party B, and Party B shall engage Party A’s or Party A’s wholly-owned subsidiaries’ high ranking officers or any other candidate recommended by Party A as Party B’s general manager, chief financial officer, and other high ranking officers. If any of the above officers leaves or is fired by Party A’s parent company (eLong, Inc. of the Cayman Islands), regardless of the reason for dismissal, he or she will lose the qualification to undertake any positions in Party B and Party B, Party C and Party D shall appoint other high officers recommended by Party A’s parent company (eLong, Inc. of the Cayman Islands) or Party A’s wholly-owned subsidiaries to undertake such position.

4.3	To achieve the intent of the preceding sections, Party C and Party D will take all necessary measures to complete the internal and external hiring and termination process, in accordance with PRC law, the company’s articles of association and the terms of this Agreement.

5.	Security for Working Capital

Other then as set forth in Article 1 herein, Party B together with its shareholders Party C and Party D hereby jointly agree and confirm that, Party B shall first seek a guarantee from Party A if Party B needs any guarantee for the performance of any contract or a loan of working capital in the course of operations. In such case, Party A shall have the right but not the obligation to provide appropriate guarantee to Party B in its own discretion. If Party A decides not to provide such guarantee, Party A shall promptly issue a written notice to Party B, and Party B may then seek a guarantee from a third party.

6.	Termination

6.1	In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B including without limitation the Services Agreement.

6.2	Party A may unilaterally terminate this Agreement at any time by providing written notice to Party B. During the term of this Agreement, Party B, Party C and Party D do not have the right to terminate this agreement.

7.	Indemnification

The Parties covenant that each will indemnify the other parties (the “Indemnified Parties”) in the event of any loss, liability, fees, damages, or expenses (including legal fees and expenses) arising from the breach of any obligation under this Agreement, and ensure that the Indemnified Parties will not suffer any loss therefrom.

8.	Dispute Settlement

8.1	The agreement shall be under the jurisdiction of the law of PRC, and be explained in accordance with the law of PRC.

8.2	Any dispute, controversy or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the rules of arbitration in effect on the date of the application. The arbitration award shall be final and binding upon both parties.

8.3	Arbitration place shall be in Beijing.

8.4	Arbitration language shall be Chinese.

8.5	The arbitral panel shall be composed of three arbitrators. Each Party should respectively appoint an arbitrator, the chairman of the arbitral panel shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of the Arbitration Commission shall have the right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.

8.6	The Parties agree that the court of arbitration established according to the regulation shall have the right to provide specific performance in accordance with PRC law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties confirm that any court having jurisdiction (including PRC courts) may carry out specific performance of the arbitral award.

8.7	The Parties agree to conduct arbitration in accordance with this Section, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other judicial body in any form, subject to the effectiveness of this waiver. However the waiver of the Parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award. The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case the Parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of Arbitration Commission shall have the right to appoint the chief arbitrator.

9.	Effectiveness and Term of the Agreement

This Agreement shall be effective upon signature and stamp of the Parties. The term of this Agreement is twenty (20) years, which shall be automatically extended for additional 20 year terms, and such extensions may be without limit.

10.	Other

10.1	The Parties agree that the representations, warranties, covenants and obligations of Party B, Party C and Party D are joint and several.

10.2	Amendments to this Agreement shall be in writing. Party A has the right to amend or supplement this Agreement, and Party B, Party C and Party C shall cooperate and unconditionally sign any additional documents. Any amendment, change and supplement executed by all the parties shall be an indivisible part of this Agreement, with the same legal effect.

10.3	The Parties hereby confirm that the terms of this Agreement are reasonable and were determined after equal negotiations. If any provisions of this agreement are judged as invalid, illegal or non-enforceable according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired. The Parties shall, through sincere consultation, seek to substitute valid provisions for those deemed invalid, illegal or non-enforceable.

10.4	Any party to this agreement may waive the terms and conditions of this agreement. Any waiver by a party to the breach hereof by other parties in a certain situation shall not be construed as a waiver to any similar breach by other parties in any other situation.

10.5	Party C and Party D covenant that, regardless of any changes in the percentage shareholding of Party C and Party D in Party B, the provisions of this Agreement will continue to be binding on Party C and Party D, and applicable to their respective shareholdings of Party B.

10.6	This Agreement is executed by Chinese in quadruplicate and each party holds one copy, which shall have the same legal effect.

[No text hereunder]

[signature page for Business Operations Agreement]

Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	[seal of eLongNet Information Technology (Beijing) Co., Ltd.]
/s/ Guangfu Cui

Party B: Beijing eLong Information Technology Co. Ltd.

Signature of Authorized Representative:	[seal of Beijing eLong Information Technology Co. Ltd.]
/s/ Hao Jiang

Party C: Hao Jiang

Signature:	/s/ Hao Jiang

Party D: Rong Zhou

Signature:	/s/ Rong Zhou